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                                                                    Exhibit 10.3

                                  ABINGTON BANK
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of the 29th day of December 2006, between Abington Savings Bank, a Pennsylvania chartered, stock-form savings bank doing business as "Abington Bank" (the "Bank" or the "Employer"), and Edward W. Gormley (the "Executive").

                                   WITNESSETH

     WHEREAS, the Executive is presently an officer of the Bank, and the Executive and the Bank have previously entered into an employment agreement dated January 1, 2005 (the "Prior Agreement");

     WHEREAS, the Bank is currently a wholly owned subsidiary of Abington Community Bancorp, Inc., a Pennsylvania chartered stock-form mid-tier holding company ("Abington Community"), and Abington Community is currently a majority owned subsidiary of Abington Mutual Holding Company, a Pennsylvania chartered mutual holding company ("Abington Mutual");

     WHEREAS, the Bank, Abington Community and Abington Mutual have entered into a Plan of Conversion and Reorganization as of November 29, 2006 (the "Plan of Conversion"), pursuant to which Abington Mutual will, subject to receipt of all necessary shareholder, depositor and regulatory approvals, convert to stock form and the parties will be reorganized so that the Bank becomes a wholly owned subsidiary of Abington Bancorp, Inc., a Pennsylvania stock corporation (the "Conversion and Reorganization");

     WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Code (as defined herein), as well as certain other changes;

     WHEREAS, the Bank desires to be ensured of the Executive's continued participation in the business of the Bank; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Bank is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the Bank and the Executive hereby agree as follows:

     1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

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     (a) BASE SALARY. "Base Salary" shall have the meaning set forth in Section
3(a) hereof.

     (b) CAUSE. Termination by the Employer of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employer or material breach of any provision of this Agreement.

     (c) CHANGE IN CONTROL. "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder, provided that neither the Conversion and Reorganization nor any of the other transactions contemplated by the Plan of Conversion shall constitute a Change in Control.

     (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) CORPORATION. "Corporation" shall mean Abington Bancorp, Inc., a Pennsylvania corporation, or any successor thereto.

     (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

     (g) DISABILITY. "Disability" shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

     (h) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within twelve (12) months following the occurrence of any of the following events:

          (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Senior Vice President of the Employer or a material adverse change made by the Employer in the Executive's functions, duties or responsibilities as Senior Vice President of the Employer;


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          (ii)  Without the Executive's express written consent, a reduction by the Employer in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

          (iii) The principal executive office of the Employer is relocated more than twenty (20) miles from the Employer's current main office location in Jenkintown, Pennsylvania, or, without the Executive's express written consent, the Employer requires the Executive to be based anywhere other than an area in which the Employer's principal executive office is located, except for required travel on business of the Employer to an extent substantially consistent with the Executive's present business travel obligations; or

          (iv) The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

     (i) IRS. "IRS" shall mean the Internal Revenue Service.

     (j) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated,
(iii) specifies a Date of Termination, which shall be not less than fifteen (15) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer's termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

     (k) RETIREMENT. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employer's retirement policies, including early retirement, generally applicable to the Employer's salaried employees.

     2.  TERM OF EMPLOYMENT.

     (a) The Employer hereby employs the Executive as Senior Vice President, and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. Subject to the terms hereof, this Agreement shall terminate three (3) years after the date first above written. Beginning on the day which is one year subsequent to the date first above written, and on each annual anniversary thereafter, the term of this Agreement shall be extended for a period of one additional year provided that the Employer has not given notice to the Executive in writing at least 30 days prior to such day that the term of this Agreement shall not be extended further and/or the Executive has not given notice to the Employer


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of his election not to extend the term at least thirty (30) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended as of any such annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title of Senior Vice President and from time to time assigned to him by the Employer's Board of Directors.

     3.  COMPENSATION AND BENEFITS.

     (a) The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $138,000 per year, which shall be increased to $142,300 per year effective January 1, 2007 ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.

     (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer. The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

     4. EXPENSES. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile and traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.


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     5.  TERMINATION.

     (a) GENERAL. The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION. In the event that the
(i) the Executive's employment is terminated by the Employer for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) TERMINATION DUE TO DISABILITY, RETIREMENT OR DEATH. In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (d) INVOLUNTARY OR GOOD REASON TERMINATION PRIOR TO A CHANGE IN CONTROL. In the event that (i) the Executive's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, or (b) for Good Reason, in each case prior to a Change in Control, then the Employer shall:

          (A) pay to the Executive in a lump sum as of the Date of Termination, a cash severance amount equal to the product of two (2) times (i) the Executive's then current Base Salary, and (ii) the cash bonus paid to the Executive by the Employer for the calendar year preceding the Date of Termination; and

          (B) maintain and provide for a period ending at the earlier of (i) twenty-four (24) months subsequent to the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph
     (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employer or the Corporation), subject to
     Section 5(f) below and provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to


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     those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (e) INVOLUNTARY OR GOOD REASON TERMINATION CONCURRENTLY WITH OR SUBSEQUENT TO A CHANGE IN CONTROL. In the event that (i) the Executive's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, or (b) for Good Reason, in each case either concurrently with or subsequent to a Change in Control, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

          (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal the product of three (3) times (i) the Executive's then current Base Salary, and (ii) the cash bonus paid to the Executive by the Employer for the calendar year preceding the Date of Termination; and

          (B) maintain and provide for a period ending at the earlier of (i) thirty-six (36) months subsequent to the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph
     (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employer or the Corporation), subject to
     Section 5(f) below and provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (f) COMPLIANCE WITH SECTION 409A OF THE CODE. Notwithstanding any other provisions contained in this Agreement, if the provision of any of the benefits covered by this Section 5 would trigger the 20% tax and interest penalties under
Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the "limited period of time" set forth in the regulations under
Section 409A shall not be provided beyond such limited period of time (the "Excluded Benefits"), and in lieu of the Excluded Benefits the Employer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employer of providing the Excluded Benefits.


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     6.  LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under
Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.  MITIGATION; EXCLUSIVITY OF BENEFITS.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(B)(ii) and 5(e)(B)(ii) hereof.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

     8. WITHHOLDING. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. ASSIGNABILITY. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given


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when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employer:  Board of Directors
                       Abington Savings Bank
                       180 Old York Road
                       Jenkintown, Pennsylvania

     To the Executive: Edward W. Gormley
                       At the address last appearing on the
                       personnel records of the Employer

     11. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively in order to comply with Section 409A of the Code.

     12. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

     13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     14. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     15. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. CHANGES IN STATUTES OR REGULATIONS. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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     18. REGULATORY PROHIBITION. Notwithstanding any other provision of this
Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

     19. PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

     20. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein, including the Prior Agreement between the Employer and the Executive, are hereby superseded and shall have no force or effect.

     IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

Attest                                  ABINGTON SAVINGS BANK


/s/ Frank Kovalcheck                    By: /s/ Robert W. White
-----------------------------------         ------------------------------------
                                            Robert W. White
                                            President and Chief Executive
                                            Officer


                                        EXECUTIVE


                                        By: /s/ Edward W. Gormley
                                            ------------------------------------
                                            Edward W. Gormley


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